                                                                   Exhibit 99(e)


                           DISTRIBUTOR'S AGREEMENT
                                  Between
                       THE VALUE LINE CASH FUND, INC.
                                    and
                         VALUE LINE SECURITIES, INC.


                                                               March 28, 1979


VALUE LINE SECURITIES, INC.
711 Third Avenue
New York, N.Y. 10017


Dear Sirs:

     THE VALUE LINE CASH FUND, INC. (the "Fund"), a Maryland corporation, is registered as an Investment Company under the Investment Company Act of 1940 and an indefinite number of shares of its capital stock have been registered under the Securities Act of 1933 to be offered continuously for sale to the public in accordance with terms and conditions set forth in the Prospectus included in such Registration Statement as it may be amended from time to time.

     In this connection, the Fund desires that your firm act as Distributor and as Agent of the Fund for the sale and distribution of shares which have been registered as described above and any additional shares which may become registered during the term of this Agreement. You have advised the Fund that you are willing to act as Distributor and Agent, and it is accordingly agreed between us as follows:

     1. The Fund hereby appoints you as Distributor and Agent for the sale of its shares, pursuant to the aforesaid continuous public offering in connection with any sales made to Fund investors in any states and/or jurisdictions in which you are or shall from time to time become qualified as a broker/dealer, or through securities dealers with whom you have entered into sales agreements.

     2. You hereby accept such appointment and agree to use your best efforts to sell such shares, provided, however, that when requested by the Fund at any time because of market or other economic considerations or abnormal circumstances of any kind, you will suspend such efforts. The Fund may also withdraw the offering of the shares at any time when required by the provisions of any statute, order, rule or regulation of any governmental body having jurisdiction. It is understood that you do not undertake to sell all or any specific portion of the shares of the Fund.

     3. The shares shall be sold by you at net asset value without sales charge. Shares may be sold directly to prospective purchasers or through securities dealers who have entered into sales agreements with you. However, in no event will shares be issued prior to the receipt by us of full payment for such shares.

     4. You agree that the Fund shall have the right to accept or reject orders for the purchase of shares of the Fund. Any consideration which you may receive in connection with a rejected purchase order will be returned promptly. In the event that any cancellation of a share purchase order, cancellation of a redemption order or error in the timing of the acceptance of purchase or redemption orders shall result in a gain or loss, you agree promptly to reimburse the Fund for any amount by which losses shall exceed gains so arising; to retain any net gains so arising for application against losses so arising in future periods and, on the termination of this agreement to pay over to the Fund the amount of any such net gains which may have accumulated. the Fund shall register or cause to be registered all shares sold by your Company pursuant to the provisions hereof in such name or names and amounts as you may request from time to time and the Fund shall issue or cause to be issued certificates evidencing such shares for delivery to you or pursuant to your direction if and to the extent that the shareholder requests issuance of such share certificates.

     5. The Fund has delivered to you a copy of its initial prospectus dated on the effective date of its 1933 Act Registration Statement. It agrees that it will use its best efforts to continue the effectiveness of the Registration Statement under the Securities Act of 1933. The Fund further agrees to prepare and file any amendments to its Registration Statement as may be necessary and any supplemental data in order to comply with the Securities Act of 1933.

     6. The Fund is registered under the Investment Company Act of 1940 as an investment company, and it will use its best efforts to maintain such registration; and to comply with the requirements of said Act.

     7. At your request, the fund will take, at its expense, such steps as may be necessary and feasible to qualify shares for sale in states, territories or dependencies of the United States of America, in the District of Columbia and in foreign countries, in accordance with the laws thereof, and to renew or extend any such qualifications; provided, however, that the Fund shall not be required to qualify or to maintain the qualification of shares in any state, territory, dependency, district or country where it shall deem such qualification disadvantageous to the Fund.

     8.  You agree:

          (a) That neither you nor any of your officers will take any short position in the shares of the Fund;

          (b) To furnish to the Fund any pertinent information required to be included with respect to you as Underwriter within the meaning of the Securities Act of 1933 in any reports or registration required to be filed with any government authority;

          (c) You will not give any information or make any representations other than as contained in the Registration Statement or prospectus filed under the Securities Act of 1933, as in effect from time to time, or in any supplemental sales literature authorized by the Fund for use in connection with the sale of shares.

     9. (a) We shall pay the cost of composition and printing of sufficient copies of our prospectus as shall be required for distribution to our shareholders and the expense of registering shares for sale under federal and state securities laws.

          (b) You shall pay all usual expenses of distribution, including advertising and the costs of printing and mailing of the prospectus, other than those furnished to existing shareholders.

     10. This Agreement shall remain in effect until March 27, 1981 and shall continue in effect from year to year thereafter provided:

          (a) Such continuation shall be specifically approved at least annually by the board of directors, including the vote of a majority of the directors of the Fund who are not parties to this Agreement or "interested persons" (as defined in the Investment Company Act of 1940) of any such persons cast in person at a meeting called for the purpose of voting on such approval or by a vote of the holders of a majority of the outstanding voting securities of the Fund and by such a vote of the board of directors.

          (b) You shall not have notified the Fund in writing at least sixty days prior to the termination date that you shall not desire such continuation.

     11. This Agreement may not be amended or changed except in writing and shall be binding upon and shall enure to the benefits of the parties hereto and their respective successors, but this Agreement shall not be assigned by either party and shall automatically terminate upon assignment.

     If the foregoing is in accordance with your understanding, kindly so indicate by signing in the space provided below.


                                         THE VALUE LINE CASH FUND, INC.

                                         By      /s/ [Illegible]
                                            ---------------------------------


Accepted:
VALUE LINE SECURITIES, INC.


By     /s/ Thomas J. Sexton
  ----------------------------------
          Vice President


Approved:


By
  ----------------------------------